Exhibit 99.1
For Further Information:
Waste Management, Inc.
Analysts: Jim Alderson — 713.394.2281
Media: Lynn Brown — 713.394.5093
Web site: http://www.wm.com
WMI #09-02
Waste Management Announces Fourth Quarter and Full Year 2008 Earnings
Adjusted EPS Exceeds Wall Street Consensus
HOUSTON — February 12, 2009 — Waste Management, Inc. (NYSE: WMI) today announced financial results for its fourth quarter and for the year ended December 31, 2008. Revenues for the fourth quarter of 2008 were $3.11 billion compared with $3.36 billion for the same 2007 period. Net income for the quarter was $218 million, or $0.44 per diluted share, compared with $309 million, or $0.61 per diluted share, for the fourth quarter of 2007.
For the full year 2008, the Company reported revenues of $13.39 billion compared with $13.31 billion for 2007. Earnings per diluted share were $2.19 for the full year 2008 compared with $2.23 for the full year 2007. During fiscal years 2008 and 2007, several items impacted the full year results. On an as adjusted basis taking those items into account, earnings per diluted share were $2.22 for the full year 2008 and $2.07 for the full year 2007, an increase of 7.2% for 2008.(a)
“The fourth quarter was a challenge on a number of fronts, and I am pleased with the way we have reacted to the tough economic circumstances. Despite the challenges, our adjusted earnings per share for the quarter beat consensus, we met our full year expectations for earnings per share, we increased our adjusted margins, and we generated strong free cash flow,” stated David P. Steiner, Chief Executive Officer of Waste Management. “We have consistently shown the ability to generate strong free cash flow, and we have exhibited this strength once again. Full year 2008 net cash from operations increased $136 million and free cash flow for the year exceeded the $1.4 billion we forecasted at the beginning of the year.” (a)
The Company noted several items that impacted results in the 2008 and 2007 fourth quarters. Excluding these items, net income would have been $241 million, or $0.49 per diluted share, in the fourth quarter of 2008 compared with $276 million, or $0.54 per diluted share, in the fourth quarter of 2007.(a)
Results in the fourth quarter of 2008 included a decrease of $0.05 per diluted share from:
•	A $13 million reduction in net income due to charges related to our withdrawal from union sponsored multi-employer pension plans in Milwaukee, New Jersey and Detroit;

•	A $16 million reduction in net income caused primarily by the accounting effect of a decline in long-term interest rates, which are used to calculate the present value of our remediation liabilities at our landfills; and

•	A $6 million benefit resulting primarily from favorable tax audit settlements.
Results in the fourth quarter of 2007 included a net benefit of $0.07 per diluted share consisting of a $31 million income tax benefit resulting primarily from a reduction in Canadian income tax rates; a $7 million benefit in net income due to gains from divestitures of operations; and a $5 million reduction in net income related to labor disruptions in California.
“As we anticipated in November 2008, we did see a negative impact of $0.08 per diluted share in the fourth quarter of 2008, compared with the prior year period, as a result of the deterioration of the recycling commodities markets,” stated Steiner. “Conditions have stabilized somewhat, but we still expect a negative year over year impact from recycling operations of $0.15 to $0.20 for the full year 2009, most of which is expected to be in the first half of the year.”
Key Highlights for the Fourth Quarter and the Full Year 2008
•	Internal revenue growth from yield on base business was 2.1% in the quarter and 2.8% for the full year.

•	Internal revenue growth from volume was negative 5.9% in the quarter and negative 4.2% for the full year 2008.

•	Foreign currency translation caused a revenue decrease of 1.1% in the quarter with no effect for the full year.

•	Operating expenses for the fourth quarter of 2008 were essentially flat as a percentage of revenue compared with the prior year period. On an as adjusted basis, operating expenses were 61.7% of revenue in the fourth quarter of 2008, compared to 63.2% of revenue in the fourth quarter of 2007, or a 150 basis point improvement compared with the prior year period. (a)

•	Net cash provided by operating activities was $673 million in the quarter and $2.58 billion for the full year.

•	Capital expenditures were $434 million in the quarter and $1.22 billion for the full year.

•	Free cash flow was $259 million in the quarter and $1.47 billion for the full year.(a)

•	We returned $132 million to shareholders through dividend payments in the quarter. For the full year, we returned $941 million to shareholders, consisting of $410 million of common stock repurchases and dividends of $531 million.

•	The effective tax rate in the quarter, adjusted to exclude the $6 million in non-recurring tax items mentioned above, was approximately 38.4%. This rate reflects a benefit from the utilization of state tax loss and credit carry-forwards.
Steiner added, “The majority of our business, which relates to commercial and residential customers, is recession resistant, and the fourth quarter reflected that. Internal revenue growth from volume in those lines was consistent across all quarters of 2008. But the sharp decline in economic activity in the fourth quarter did cause further volume declines in our more economically sensitive industrial collection, transfer and recycling businesses. Recycling commodity revenues were affected by both steep price declines and greatly reduced volumes as a result of the lack of demand for these commodities. We expect volumes in these economically sensitive lines of business to remain soft in 2009. So, we will redouble our focus on pricing discipline and driving continued efficiency throughout our organization. On the pricing front, we are setting minimum yield targets for each of our Market Areas, Groups and the Corporation.

These targets must be met in order for eligible employees to receive the financial performance portion of their 2009 annual bonuses. This will help to ensure that we maintain our focus on our pricing programs in 2009.”
The Company announced a reorganization that will cost approximately $50 million to implement, but will result in annualized savings in excess of $100 million.
Savings will result from:
•	The restructuring of our field operations through consolidation, reducing our Market Areas from 45 to 25 and eliminating duplicative functions;

•	The realignment of our corporate staff to more efficiently support the new field operations;

•	The elimination of calendar year 2009 merit-based salary increases for salaried exempt personnel, unless we see a turnaround in the economy and our business; and

•	Delaying until June 30, 2009 our merit-based pay process for hourly personnel.
“Our recent actions have prepared our company to perform well in a slow economy. As a company that focuses on free cash flow, we expect that through a combination of pricing, expense control and capital discipline we will achieve between $1.3 billion and $1.4 billion of free cash flow in 2009,” Steiner continued.(a)
“We expect that in 2009 we will acquire more revenue than we divest, as valuations and prices for assets reach lower levels. We believe our new organization makes us more nimble and able to assimilate acquired operations. However, we will not make any acquisitions that would jeopardize our strong balance sheet or our credit rating.”
Steiner concluded, “The fourth quarter demonstrated the strength of our business model during a very challenging economic time. The recession resistant qualities and strong cash flows of our solid waste business, combined with the proactive steps we are taking to strengthen our pricing programs and reduce our costs, give us confidence that we will continue to generate strong cash returns for our shareholders and emerge from this economic downturn even stronger than before.”

(a)	This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and (ii) financial measures the Company uses in the management of its business. GAAP measures that have been adjusted to exclude the impact of certain unusual, non-recurring or otherwise non-operational items include:
▪	Net Income;

▪	Earnings per diluted share; and

▪	Operating expense as a percentage of revenue.
The Company also discusses free cash flow and projected free cash flow, which are non-GAAP measures, because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisitions, its share repurchase program, its scheduled debt reduction and the payment of dividends. The Company defines free cash flow as:

▪	Net cash provided by operating activities

▪	Less, capital expenditures

▪	Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets.
The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore not subject to comparison.
The quantitative reconciliations of each of the non-GAAP measures presented herein to the most comparable GAAP measures are included in the accompanying schedules. Investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.
The Company has scheduled an investor and analyst conference call for later this morning to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. The call will begin at 10:00 a.m. Eastern time and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “Earnings Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call — Call ID 80418207.” US/Canada Dial-In Number: (877) 710-6139. Int’l/Local Dial-In Number: (706) 643-7398. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 1:00 p.m. Eastern time on February 12th through 5:00 p.m. Eastern time on February 26th. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter reservation code 80418207.
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the Company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America.
The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. Statements relating to future events and performance are “forward-looking statements.” The forward-looking statements that the Company makes are the Company’s expectations, opinion, view or belief at the point in time of issuance but may change at some future point in time. By issuing estimates or making statements based on current expectations, opinions, views or beliefs, the Company has no obligation, and is not undertaking any obligation, to update such estimates or statements or to provide any other information relating to such estimates or statements. Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2009 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on any forward-looking statements, which speak only as of their dates. The following are some of the risks that we face:
•	continued volatility and further deterioration in the credit markets, inflation, higher interest rates and other general and local economic conditions may negatively affect the volumes of waste generated, our liquidity, our financing costs and other expenses;

•	economic conditions may negatively affect parties with whom we do business, which could result in late payments or the uncollectability of receivables as well as the non-performance of certain agreements, including expected funding under our credit agreement, which could negatively impact our liquidity and results of operations;

•	competition may negatively affect our profitability or cash flows, our price increases may have negative effects on volumes, and price roll-backs and lower than average pricing to retain and attract customers may negatively affect our yield on base business;

•	we may be unable to maintain or expand margins if we are unable to control costs or raise prices;

•	we may not be able to successfully execute or continue our operational or other margin improvement plans and programs, including pricing increases, passing on increased costs to our customers, reducing costs due to our operational improvement programs, and divesting under-performing assets and purchasing accretive businesses, any of which could negatively affect our revenues and margins;

•	weather conditions cause our quarter-to-quarter results to fluctuate, and harsh weather or natural disasters may cause us to temporarily shut down operations;

•	possible changes in our estimates of costs for site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses;

•	regulations may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring additional capital expenditures;

•	climate change legislation, including possible limits on carbon emissions, may negatively impact our results of operations by increasing expenses related to tracking, measuring and reporting our greenhouse gas emissions and increasing operating costs and capital expenditures that may be required to comply with any such legislation;

•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state, cross-border, or certain categories of waste, as well as mandates on the disposal of waste, can increase our expenses and reduce our revenue;

•	fuel price increases or fuel supply shortages may increase our expenses or restrict our ability to operate;

•	increased costs or the inability to obtain financial assurance or the inadequacy of our insurance coverages could negatively impact our liquidity and increase our liabilities;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	fluctuations in commodity prices may have negative effects on our operating results;

•	trends requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of waste could have negative effects on volumes of waste going to landfills and waste-to-energy facilities;

•	efforts by labor unions to organize our employees may increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have chosen to be represented by unions, which could lead to labor disruptions, including strikes and lock-outs, which could adversely affect our results of operations and cash flows;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs, limit our ability to conduct or expand our operations, or limit our ability to execute our business plans and strategies;

•	problems with the operation of our current information technology or the development and deployment of new information systems could decrease our efficiencies, increase our costs, or lead to an impairment charge;

•	the adoption of new accounting standards or interpretations may cause fluctuations in reported quarterly results of operations or adversely impact our reported results of operations; and

•	we may reduce or permanently eliminate our dividend or share repurchase program, reduce capital spending or cease acquisitions if cash flows are less than we expect and we are not able to obtain capital needed to refinance our debt obligations, including near-term maturities, on acceptable terms.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
###

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended December 31,
	2008	2007
Operating revenues	$3,108	$3,361

Costs and expenses:
Operating	1,972	2,133
Selling, general and administrative	382	371
Depreciation and amortization	297	296
Restructuring	2	—
(Income) expense from divestitures, asset impairments and unusual items	(4)	(14)

	2,649	2,786

Income from operations	459	575

Other income (expense):
Interest expense	(114)	(126)
Interest income	5	8
Equity in net earnings (losses) of unconsolidated entities	—	10
Minority interest	(8)	(13)
Other, net	1	2

	(116)	(119)

Income before income taxes	343	456
Provision for income taxes	125	147

Net income	$218	$309

Basic earnings per common share	$0.44	$0.61

Diluted earnings per common share	$0.44	$0.61

Basic common shares outstanding	490.9	505.2

Diluted common shares outstanding	493.4	509.1

Cash dividends declared per common share	$0.27	$0.24

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended December 31,
	2008	2007
EPS Calculation:

Net income	$218	$309

Number of common shares outstanding at end of period	490.7	500.1
Effect of using weighted average common shares outstanding	0.2	5.1

Weighted average basic common shares outstanding	490.9	505.2
Dilutive effect of equity-based compensation awards, warrants and other contingently issuable shares	2.5	3.9

Weighted average diluted common shares outstanding	493.4	509.1

Basic earnings per common share	$0.44	$0.61

Diluted earnings per common share	$0.44	$0.61

(2)

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Years Ended December 31,
	2008	2007
Operating revenues	$13,388	$13,310

Costs and expenses:
Operating	8,466	8,402
Selling, general and administrative	1,477	1,432
Depreciation and amortization	1,238	1,259
Restructuring	2	10
(Income) expense from divestitures, asset impairments and unusual items	(29)	(47)

	11,154	11,056

Income from operations	2,234	2,254

Other income (expense):
Interest expense	(455)	(521)
Interest income	19	47
Equity in net earnings (losses) of unconsolidated entities	(4)	(35)
Minority interest	(41)	(46)
Other, net	3	4

	(478)	(551)

Income before income taxes	1,756	1,703
Provision for income taxes	669	540

Net income	$1,087	$1,163

Basic earnings per common share	$2.21	$2.25

Diluted earnings per common share	$2.19	$2.23

Basic common shares outstanding	492.1	517.3

Diluted common shares outstanding	495.4	521.8

Cash dividends declared per common share	$1.08	$0.96

(3)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Years Ended December 31,
	2008	2007
EPS Calculation:

Net income	$1,087	$1,163

Number of common shares outstanding at end of period	490.7	500.1
Effect of using weighted average common shares outstanding	1.4	17.2

Weighted average basic common shares outstanding	492.1	517.3
Dilutive effect of equity-based compensation awards, warrants and other contingently issuable shares	3.3	4.5

Weighted average diluted common shares outstanding	495.4	521.8

Basic earnings per common share	$2.21	$2.25

Diluted earnings per common share	$2.19	$2.23

(4)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	December 31,	December 31,
	2008	2007
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$480	$348
Receivables, net	1,610	1,892
Other	245	240

Total current assets	2,335	2,480

Property and equipment, net	11,402	11,351
Goodwill	5,462	5,406
Other intangible assets, net	158	124
Other assets	870	814

Total assets	$20,227	$20,175

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,201	$2,269
Current portion of long-term debt	835	329

Total current liabilities	3,036	2,598

Long-term debt, less current portion	7,491	8,008
Other liabilities	3,515	3,467

Total liabilities	14,042	14,073

Minority interest in subsidiaries and variable interest entities	283	310
Stockholders’ equity	5,902	5,792

Total liabilities and stockholders’ equity	$20,227	$20,175

(5)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Years Ended December 31,
	2008	2007
Cash flows from operating activities:
Net income	$1,087	$1,163
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,238	1,259
Other	339	226
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(89)	(209)

Net cash provided by operating activities	2,575	2,439

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(280)	(90)
Capital expenditures	(1,221)	(1,211)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	112	278
Purchases of short-term investments	—	(1,220)
Proceeds from sales of short-term investments	—	1,404
Net receipts from restricted trust and escrow accounts, and other	206	78

Net cash used in investing activities	(1,183)	(761)

Cash flows from financing activities:
New borrowings	1,525	944
Debt repayments	(1,785)	(1,200)
Common stock repurchases	(410)	(1,421)
Cash dividends	(531)	(495)
Exercise of common stock options and warrants	37	142
Other, net	(92)	84

Net cash used in financing activities	(1,256)	(1,946)

Effect of exchange rate changes on cash and cash equivalents	(4)	2

Increase (decrease) in cash and cash equivalents	132	(266)
Cash and cash equivalents at beginning of period	348	614

Cash and cash equivalents at end of period	$480	$348

Note: Prior year information has been reclassified to conform to 2008 presentation.

(6)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2008	2008	2007
Operating Revenues by Lines of Business
Collection	$2,071	$2,233	$2,190
Landfill	697	787	747
Transfer	368	417	406
Wheelabrator	229	245	219
Recycling	192	344	307
Other	51	55	43
Intercompany (a)	(500)	(556)	(551)

Operating revenues	$3,108	$3,525	$3,361

Internal Growth of Operating Revenues from Comparable Prior Periods

Internal growth	-6.8%	3.5%	3.3%
Less: Yield changes due to recycling commodities, electricity (IPP), fuel surcharge and mandated fees	-3.0%	4.0%	3.8%

Adjusted internal growth	-3.8%	-0.5%	-0.5%

Acquisition Summary (b)

Gross annualized revenue acquired	$33	$94	$3

Total consideration	$53	$109	$2

Cash paid for acquisitions	$46	$100	$2

WMRA Segment Supplemental Data (c)

Operating revenues	$164	$292	$254

Operating expenses	$162	$247	$216

	Quarters Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Free Cash Flow Analysis (d)

Net cash provided by operating activities	$673	$593	$2,575	$2,439
Capital expenditures	(434)	(490)	(1,221)	(1,211)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	20	43	112	278

Free cash flow	$259	$146	$1,466	$1,506

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(c)	Information provided is after the elimination of intercompany revenues and related expenses.

(d)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2008	2008	2007
Balance Sheet Data

Cash, cash equivalents and short-term investments available for use (a)	$480	$504	$348

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,326	$8,429	$8,337
Total equity	5,902	5,896	5,792

Total capital	$14,228	$14,325	$14,129

Debt-to-total capital	58.5%	58.8%	59.0%

Capitalized interest	$4	$5	$6

Other Operational Data

Internalization of waste, based on disposal costs	68.4%	67.5%	66.6%

Total landfill disposal volumes (tons in millions)	25.0	28.5	27.3
Total waste-to-energy disposal volumes (tons in millions)	1.8	1.8	1.8

Total disposal volumes (tons in millions)	26.8	30.3	29.1

Active landfills	273	277	277

Landfills reporting volume	260	262	258

Amortization and SFAS No. 143 Expenses for Landfills Included in Operating Groups
Non — SFAS No. 143 amortization expense	$88.1	$99.9	$94.1
Amortization expense related to SFAS No. 143 obligations	4.6	22.5	1.1

Total amortization expense (b) (c)	92.7	122.4	95.2
Accretion and other related expense	16.8	16.2	16.6

Landfill amortization, accretion and other related expense	$109.5	$138.6	$111.8

(a)	The quarters presented include less than $1.0 million of short-term investments available for use.

(b)	The quarter ended December 31, 2008, as compared with the quarter ended September 30, 2008 reflects a reduction in amortization expense of $29.7 million of which $10.1 million is due to the seasonal reduction in landfill volumes. Additionally, there was a reduction of $9.0 million attributable to year-end adjustments of the SFAS 143 landfill capping construction and closure/post closure obligations as identified in our Q4 annual landfill reviews. Finally, the quarter ended September 30, 2008 includes a $7.2 million charge to amortization expense for revisions in estimates of closure and post-closure estimates.

(c)	The quarter ended December 31, 2008, as compared with the quarter ended December 31, 2007 reflects a reduction in amortization expense of $2.5 million, of which $5.9 million is primarily due to lower landfill volumes. There was also a year-over-year net increase of $3.1 million as a result of the annual year-end adjustments of the SFAS 143 landfill capping construction and closure/post closure obligations as identified in our Q4 annual review process.

(8)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions, Except Per Share Amounts)
(Unaudited)

	Year Ended		Year Ended
	December 31, 2008		December 31, 2007
	After-tax	Per Share	After-tax	Per Share
	Amount	Amount	Amount	Amount
Adjusted Net income and Diluted Earnings Per Share

Net income and Diluted EPS, as reported	$1,087	$2.19	$1,163	$2.23

Adjustments to Net income and Diluted EPS:
Multi-employer pension withdrawal costs	24	0.05	—	—
Income tax audit settlements and other tax items	(19)	(0.03)	(86)	(0.16)
Landfill operating costs — changes in risk-free interest rates	16	0.03	—	—
Income from divestitures, asset impairments and unusual items, net	(14)	(0.03)	(25)	(0.05)
Labor disruptions	5	0.01	23	0.04
Restructuring	—	—	6	0.01

Net income and Diluted EPS, as adjusted (a)	$1,099	$2.22	$1,081	$2.07

	Quarter Ended		Quarter Ended
	December 31, 2008		December 31, 2007
	After-tax	Per Share	After-tax	Per Share
	Amount	Amount	Amount	Amount
Adjusted Net income and Diluted Earnings Per Share

Net income and Diluted EPS, as reported	$218	$0.44	$309	$0.61

Adjustments to Net income and Diluted EPS:
Multi-employer pension withdrawal costs	13	0.03	—	—
Landfill operating costs — changes in risk-free interest rates	16	0.03	—	—
Benefit from income tax related items	(6)	(0.01)	(31)	(0.06)
Income from divestitures, asset impairments and unusual items, net	—	—	(7)	(0.02)
Labor disruptions	—	—	5	0.01

Net income and Diluted EPS, as adjusted (b)	$241	$0.49	$276	$0.54

(a)	Increase in Diluted EPS, as adjusted, of 7.2%.

(b)	Decrease in Diluted EPS, as adjusted, of $0.05 per diluted share.

(9)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions)
(Unaudited)
Impacts of Multi-Employer Pension Withdrawal Costs, Landfill Operating Costs (changes in risk-free interest rates) and Labor Disruptions on Operating Expenses as a percent of Revenues

	Quarters Ended December 31,
	2008	2007
Adjusted Operating Expenses as a percent of Revenues

As reported:
Operating revenues	$3,108	$3,361
Operating expenses	$1,972	$2,133

Operating Expenses as a percent of Revenues (a)	63.4%	63.5%

Adjustments
Operating Revenues	$—	$—
Operating Expenses (b)	$(54)	$(8)

As adjusted:
Operating revenues	$3,108	$3,361
Operating expenses	$1,918	$2,125

Adjusted Operating Expenses as a percent of Revenues (c)	61.7%	63.2%

	Quarter Ended December 31, 2008
			Effective
	Pre-tax Income	Tax Expense	Tax Rate
Adjusted effective tax rate

As reported amounts	$343	$125	36.4%

Adjustments to Pre-tax income and Tax expense:
Multi-employer pension withdrawal costs	21	8
Landfill operating costs — changes in risk-free interest rates (d)	27	11
Tax items	—	6

As adjusted amounts	$391	$150	38.4%

	Scenario 1	Scenario 2
Full Year 2009 Free Cash Flow Reconciliation (e)

Net cash provided by operating activities	$2,310	$2,510
Capital expenditures	(1,100)	(1,200)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	90	90

Free cash flow	$1,300	$1,400

(a)	Operating Expenses for the fourth quarter 2008 were essentially flat as a percent of revenue compared with the prior year period.

(b)	Adjustments in 2008 include: $33 million charge to landfill operating costs associated with changes in risk-free interest rates and $21 million charge related to our withdrawal from union operated pension plans. Adjustment in 2007 included $8 million charge related to labor disruption costs.

(c)	Decrease in Operating Expenses as a percent of revenue, as adjusted, of 150 basis points.

(d)	Includes $33 million charge to Operating Expense, offset by a $6 million reduction in Minority Interest.

(e)	The reconciliation illustrates two scenarios that show our projected Free Cash Flow range. The amounts used in the reconciliation are subject to many variables, some of which are not in our control and therefore are not necessarily indicative of what actual results will be.

(10)

Exhibit 1
Waste Management, Inc.
Internal Growth of Operating Revenues from Comparable Prior Periods
(Dollar Amounts in Millions)
This exhibit provides details associated with the period-to-period change in revenues and includes internal revenue growth as a percent of revenues on a total company basis as well as a percent of revenues on related business. We believe providing this information will help our investors better understand the Company’s Internal Revenue Growth information.

	Quarters Ended
	December 31, 2008			September 30, 2008			December 31, 2007
		As a % of	As a % of		As a % of	As a % of		As a % of	As a % of
		Related	Total		Related	Total		Related	Total
	Amount	Business [A]	Company [B]	Amount	Business [A]	Company [B]	Amount	Business [A]	Company [B]
Average Yield:
Solid waste	$70	2.6%	2.1%	$85	3.1%	2.5%	$102	3.8%	3.2%
Waste to energy	1	0.6%	0.0%	7	4.0%	0.2%	4	2.2%	0.1%

Base business	71	2.5%	2.1%	92	3.2%	2.7%	106	3.7%	3.3%
Commodity	(97)	-29.8%	-2.9%	51	16.7%	1.5%	92	40.4%	2.9%
Electricity (IPPs)	1	5.3%	0.0%	5	25.0%	0.2%	—	0.0%	0.0%
Fuel surcharges and fees	(4)	-2.7%	-0.1%	77	57.5%	2.3%	31	27.0%	0.9%

Total	(29)	-0.9%	-0.9%	225	6.7%	6.7%	229	7.1%	7.1%
Volume	(198)		-5.9%	(108)		-3.2%	(122)		-3.8%

Internal Revenue Growth	(227)		-6.8%	117		3.5%	107		3.3%
Acquisition	32		1.0%	28		0.8%	14		0.4%
Divestitures	(20)		-0.6%	(24)		-0.7%	(71)		-2.2%
Foreign currency translation	(38)		-1.1%	1		0.0%	28		0.9%

	$(253)		-7.5%	$122		3.6%	$78		2.4%

Note: The revenue information below represents the denominator used to calculate the percentages of related business and is defined as prior year revenue less current year divestitures.

	Quarters Ended
		Sept. 30,
	Dec. 31, 2008	2008	Dec. 31, 2007
Related Business Revenues:
Solid waste	$2,678	$2,742	$2,671
Waste to energy	173	176	181

Base business	2,851	2,918	2,852
Commodity	325	307	228
Electricity (IPPs)	19	20	17
Fuel surcharges and fees	146	134	115

Total Company	$3,341	$3,379	$3,212

[A]	These percentages are calculated using the Related Business revenue as the denominator.

[B]	These percentages are calculated using the total Company revenue as the denominator.

(11)